                                                                   EXHIBIT 10.24

                                     FORM OF
                             STOCK OPTION AGREEMENT
                                  (NEW OPTIONS)

     STOCK OPTION AGREEMENT (this "Option Agreement") entered into as of ______, 2004 by and between MAAX Holdings, Inc., a Delaware corporation (the "Company"), and ________________________ (the "Optionee").

     WHEREAS, the Company has decided to grant the Optionee a nonqualified stock option to acquire shares of the Company's common stock, US$0.01 par value per share ("Shares"), in accordance with the MAAX Holdings, Inc. 2004 Stock Option Plan (the "Plan"); and

     WHEREAS, the Optionee desires to accept such option subject to the terms and conditions of this Option Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee, intending to be legally bound, hereby agree as follows (capitalized terms used but not defined herein shall have the meanings set forth in the Plan):

     1. Grant of Option. As of ______, 2004 (the "Grant Date"), the Company grants to the Optionee an option (the "Option") to purchase, on the terms and conditions set forth herein, all (or any part) of _____________ Shares. This Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Exercise Price. The exercise price ("Exercise Price") for the Shares covered by the Option shall be US$16.56 per share.

     3. Exercisability.

          (a) Six percent (6%) of the total number of Options shall become exercisable on the first anniversary of the Grant Date and on each of the following four anniversaries, provided that Optionee is still an Employee or Consultant on such date. For avoidance of doubt, unless otherwise terminated in accordance with the terms of this Option Agreement and the Plan, six percent (6%) of the total number of available Options shall become exercisable on _____, 2005, 2006, 2007, 2008 and 2009, respectively, pursuant to this subsection
3(a).

          (b) Fourteen percent (14%) of the total number of Options shall be available to become exercisable in each of fiscal years 2005 through 2009 and shall become exercisable upon the Company's attainment of the Equity Value Targets set forth on Schedule I attached hereto and incorporated herein. For the avoidance of doubt, if all of the Equity Value Targets set forth on Schedule I attached hereto are met or exceeded, then an aggregate of seventy percent (70%) of the total number of available Options shall become exercisable following the applicable Equity Value Target time periods pursuant to this subsection 3(b).

          (c) Upon a Change in Control (as defined in Schedule II attached hereto) if the Optionee is an Employee or Consultant, all Options subject to subsection 3(a) above which are not then exercisable shall become exercisable.

     4. Term of Options.

          (a) Each Option shall expire on the tenth anniversary of the Grant Date, unless terminated earlier pursuant to subsections 4(b) or 4(c) below.

          (b) If the Optionee is terminated at any time from his or her employment/consultancy with the Company or any of its Subsidiaries for Cause (as defined in Schedule II attached hereto) or voluntarily terminates his employment/consultancy with the Company or any of its Subsidiaries without Good Reason (as defined in Schedule II attached hereto), the Option shall terminate on the date of such termination of employment/consultancy, whether or not then fully exercisable.

          (c) If the Optionee dies or is Disabled (as defined in Schedule II attached hereto) while an Employee/Consultant, is terminated without Cause or terminates for Good Reason, any portion of the Option that is not then fully exercisable shall terminate immediately; provided, however, that the Committee shall have the discretion to make exercisable any portion of the Option that is not then exercisable. Any portion of the Option that is then exercisable shall terminate on the 365th day following such termination of employment/consultancy, unless otherwise extended by the Committee in its sole discretion; provided, however, that in the event a division of the Company is divested, the Chief Executive Officer of the Company may recommend to the Committee that it waive such exercise period with respect to any Optionee employed by such division at the time of the divestiture and the Committee shall review such recommendation taking into consideration the contributions made by such Optionee to the performance of the divested division and the sale thereof.

     5. Manner of Exercise of Option.

          (a) The Optionee may exercise the Option or any portion thereof by giving written notice to the Company stating the number of Shares (which shall not be less than 100, unless the total Shares purchased would constitute the total number of Shares remaining subject to the Option) to be purchased and accompanied by payment in full of the Exercise Price for such Shares. Payment shall be in cash by wire transfer of immediately available funds to an account specified by the Company by a certified or bank cashier's check payable to the Company. Upon payment, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the Optionee (or the person entitled to exercise the Option pursuant to Section 7), not more than 10 days from the date of receipt of the notice by the Company.

          (b) Notwithstanding Section 5(a) of this Option Agreement, the Company may delay the issuance of Shares covered by the Option and the delivery of a certificate for such Shares until one of the following conditions is satisfied:
(i) the Shares purchased pursuant to the Option are at the time of the issuance of such Shares effectively registered or qualified under applicable federal and state securities laws or (ii) such Shares are exempt from registration and qualification under applicable federal and state securities laws.

     6. Administration. This Option Agreement shall be administered by the Committee pursuant to the Plan. The Committee shall be authorized to interpret this Option Agreement and to make all other determinations necessary or advisable for the administration of this Option Agreement, which determinations shall be final, binding and conclusive. The Secretary or an Assistant Secretary of the Company shall be authorized to implement this Option Agreement in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

     7. Non-Transferability. Subject to the terms of the Stockholders Agreement, the right of the Optionee to exercise the Option as and when exercisable shall not be assignable or transferable other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by him (or his legal representative or guardian in the event that the Optionee is Disabled). Any other transfer shall be null and void and without effect, except as hereinabove provided, including, without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

     8. Representation Letter and Investment Legend.

          (a) In the event that for any reason the Shares to be issued upon exercise of an Option are not effectively registered under the Securities Act, on the date of exercise, the Optionee (or the person exercising the Option pursuant to Section 7) shall provide a written representation to the Company in the form attached hereto as Exhibit A, and the Company shall place the legend described on Exhibit A, upon any certificate for the Shares issued by reason of such exercise.

          (b) The Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the issue of Shares; provided, that the Company will use its reasonable best efforts to comply with any available exemption from registration and qualification of the Shares under applicable federal and state securities laws.

     9. Adjustments upon Changes in Capitalization.

          (a) In the event that the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares, and the Exercise Price therefor, as to which the Option, to the extent not theretofore exercised, shall be exercisable.

          (b) Unless otherwise determined by the Committee in its sole discretion, in the event of a Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in his, her or its discretion, deliver to the Optionee, to the extent that the Option has become exercisable, the same kind of consideration (net of the Exercise Price for such Shares) that is delivered to the stockholders of the Company as a result of the Change in Control, or the Committee may, in its sole discretion, cancel the Option, to the extent not theretofore exercised, in exchange for consideration in cash or in kind, which consideration in either case shall be equal in value to the value of those shares of stock or other consideration the Optionee would have received had the Option been exercised (to the extent the Option has become exercisable but not been exercised) and no disposition of the Shares acquired upon such exercise been made prior to the Change in Control, less the Exercise Price therefor. Upon receipt of such consideration by the Optionee, the Option shall immediately terminate and be of no further force and effect, with respect to both exercisable and unexercisable portions thereof. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee. In addition, in the event of a Change in Control, the Committee may, in its sole discretion, accelerate the exercisability of all or any portion of the Option that would remain unexercisable after the application of the accelerated exercisability on Schedule I hereto and Section 3 hereof. A "Change in Control" shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a "Group") who prior to such time beneficially owned less than 50% of the then outstanding capital stock of the Company shall acquire shares of the Company's capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or Group and affiliates beneficially own 50% or more of the Company's outstanding capital stock, or (ii) the Company shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than a majority of the then outstanding capital stock of the Company.

          (c) Upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at such time still an Employee or Consultant) shall have the right, immediately prior to the filing of a certificate of dissolution or liquidation, to exercise any then exercisable Options.

          (d) No fraction of a Share shall be purchasable or deliverable upon the exercise of the Option, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

     10. No Employment Rights Conferred. Nothing contained in this Option Agreement shall be construed or deemed by any person under any circumstances to bind the Company or any of its Subsidiaries to continue the employment/consultancy of the Optionee for the period within which this Option may be exercisable or for any other period.

     11. Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares which may be purchased upon the exercisability of this Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued.

     12. Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of the Option, to provide to the Company an amount sufficient to satisfy its obligation to withhold federal, state and local taxes arising by reason of such exercise (the "Withholding Amount"), if any, by (a) authorizing the Company to withhold the Withholding Amount from his cash compensation, or
(b) remitting the Withholding Amount to the Company in cash; provided that, to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Shares delivered upon exercise of the Option that number of Shares having a fair market value (in the good faith judgment of the Committee) equal to the Withholding Amount.

     13. Execution of Stockholders Agreement. The Optionee acknowledges that he has previously executed and delivered the Stockholders Agreement. The Optionee further agrees that this Option Agreement, the Option and all Shares acquired by him upon exercise of the Option will be subject to the terms and conditions of the Stockholders Agreement, as the same may be amended or modified in accordance with its terms, and that such Option and Shares may be acquired by the Company in accordance with the terms thereof.

     14. Governing Law. This Option Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Option Agreement may be brought against either of the parties in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware.

     15. Incorporation of Terms of Plan. This Option Agreement shall be interpreted under, and in accordance with, all of the terms and provisions of the Plan, which are incorporated herein by reference.

                                * * * * * * * * *

                         [Signatures on Following Page]

                             STOCK OPTION AGREEMENT
                                  (New Options)

                           Counterpart Signature Page

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed, by its officer thereunto duly authorized, and the Optionee has executed this Option Agreement, all as of the day and year first above written.

MAAX HOLDINGS, INC.                     OPTIONEE


By:
    ---------------------------------   ----------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:
       ------------------------------
                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        Telecopier Number:
                                                           ---------------------

                                        Social Security Number:
                                                                ----------------

                                   SCHEDULE I

                             TARGET VESTING SCHEDULE

          (a) For each of the Company's fiscal years ending February 28th or 29th in the years 2005 through 2009, fourteen percent (14%) of the total Option shall become exercisable if the Company achieves an equity value ("Equity Value") for such fiscal year that equals or exceeds the Equity Value Targets set forth below, as determined in the audit of the Company and its Subsidiaries' consolidated financial statements for such fiscal year.

Fiscal Year   Equity Value Target
-----------   -------------------
                 (in millions)
    2005             US$172
    2006             US$272
    2007             US$383
    2008             US$502
    2009             US$639

If the Equity Value is less than the Equity Value Target in any fiscal year, then the portion of the Option that shall become exercisable for such fiscal year will be the product of (A) fourteen percent (14%) of the total Option, multiplied by (B) the quotient (which shall in no event be greater than 1.00) of
(I) the excess (if any, and not less than zero) of the Equity Value for the applicable fiscal year over 90% of the Equity Value Target for such fiscal year divided by (II) the excess of the Equity Value Target for such fiscal year over 90% of such Equity Value Target.

     For purposes hereof, Equity Value for any fiscal year shall be calculated by the following formula: [(7.0 x EBITDA) - D+C] where

          D      = the aggregate amount of the Company's Consolidated
                   Indebtedness at fiscal year end; provided, however, that the amount of any revolving loan included in the Consolidated Indebtedness shall be the average amount outstanding on the last day of each month during the 12 months prior to the fiscal year-end

          C      = the Company's Excess Cash at fiscal year-end

          EBITDA = EBITDA for such fiscal year

The calculation of Equity Value for any fiscal year will be adjusted such that income statement and balance sheet items originally denominated in Canadian dollars will be translated into U.S. dollars at a fixed exchange rate of C$1.38 per US$1.00. Management shall provide to the Company's board of directors financial statements for the subsidiaries of the Companies that report their results in Canadian dollars which correspond to the audited financial statements for


                                  SCHEDULE I-1
the applicable fiscal year. Such financial statements shall be accompanied by an analysis prepared by management that reconciles the difference, if any, between the Equity Value calculations based on the aforementioned fixed exchange rate and the equity value calculations based on the exchange rate used for the audited financial statements for the applicable fiscal year.

Upon the Company making an acquisition or disposition of any material line of business, or making any other material changes, the Committee shall use its good faith judgment to adjust the Equity Value Targets set forth above for the fiscal years ending after the occurrence of such event.

          (b) In any fiscal year in which the Company achieves the Equity Value Target, all Options described in subsection 3(b) of the Agreement (the "Target Vesting Options") which had been available to become exercisable in prior fiscal years, but failed to become exercisable because the Equity Value Targets were not met in such fiscal years, shall vest.

          (c) In the event a Change in Control occurs before the end of the fiscal year ending February 28, 2009, and the Optionee is still employed/retained by the Company or any of its Subsidiaries at such time, any Target Vesting Options that had not yet become eligible to become exercisable prior to such Change in Control shall become exercisable to the same extent and in the same percentage as the percentage of Target Vesting Options that had previously become exercisable bears to the percentage of Target Vesting Options that were eligible to become exercisable in all preceding fiscal years (e.g., if 50% of the Target Vesting Options that were eligible to become exercisable prior to the Change in Control had become exercisable prior to the Change in Control, then 50% of the Target Vesting Options which would be eligible to become exercisable after the Change in Control, would become exercisable upon the Change in Control).

          (d) In the event the Company acquires or merges with any other company and such acquisition or merger does not constitute a Change in Control of the Company, the board of directors (or committee thereof) of the Company or its successor shall have the right to adjust the Equity Values set forth above for such periods ending after the date of such acquisition or merger to take into account the additional EBITDA, Excess Cash and the Consolidated Indebtedness expected to be generated or contributed by the recently acquired business after the date of such transaction.

          (e) In the event that on or prior to February 28, 2009, J.W. Childs Equity Partners III, L.P. ("Childs"), Borealis Private Equity Limited Partnership, Borealis (QLP) Private Equity Limited Partnership and Ontario Municipal Employees Retirement Board and their affiliates (collectively, the "Sponsors") each receive a net cash return (after dilution from all options) on their total investment in the Company resulting in an amount of cash equal to or greater than four times their respective total investments in the Company (e.g., if the Sponsors' total investment in the Company equals $100 and the Sponsors receive net cash proceeds equal to or greater than $400), then all of the Target Vesting Options shall become exercisable.


                                  SCHEDULE I-2

          (f) Notwithstanding any of the foregoing, provided that (i) Optionee shall continue to be an Employee or Consultant of the Company or a Subsidiary thereof, and (ii) the Company shall not have (a) merged or consolidated with an unaffiliated entity, whether or not the Company is the surviving entity, or (b) liquidated or sold or otherwise disposed of all or substantially all of its assets to an unaffiliated entity or (c) been subject to a Change in Control (as defined in the Plan), then any Options subject to subsection 3(b) of the Agreement which are not exercisable by the eighth (8th) anniversary of the Grant Date, shall become exercisable on such date.

     For purposes of this Schedule I, the following terms have the following meanings:

     "Consolidated Indebtedness" shall mean, as of any date, the aggregate amount, without duplication, of (i) indebtedness on a consolidated basis (excluding accrued expenses and trade payables), whether or not contingent, of the Company and its Subsidiaries (a) in respect of borrowed money; (b) evidenced by bonds (excluding performance bonds and bid bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of bankers' acceptances; (d) representing capital lease obligations; and (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. generally accepted accounting principles, and (ii) all indebtedness of others secured by a lien on any asset of the Company or its Subsidiaries (whether or not such indebtedness is assumed by the Company or its Subsidiaries), but only to the extent that the aggregate amount of such indebtedness does not exceed the fair market value of the asset, and, to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any indebtedness of any other Person; provided, however, that in no event will obligations or liabilities in respect of any capital stock constitute indebtedness hereunder.

     "EBITDA" shall mean, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis, equal to (i) consolidated net income as determined in accordance with U.S. generally accepted accounting principles for such period, plus (ii) the sum, without duplication, of the amounts for such period (in each case to the extent reducing such consolidated net income) of (a) consolidated interest expense; (b) provisions for taxes based on income; (c) total depreciation expense; (d) total amortization expense; (e) other non-cash items reducing such consolidated net income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); (f) any after-tax losses attributable to asset sales (other than inventory in the ordinary course of business) or returned surplus assets of any pension plan and any extraordinary losses; (g) relocation costs and expenses incurred to move the headquarters of the Company and its Subsidiaries from Sainte-Marie, Canada to Montreal, Canada; (h) costs and expenses incurred during the fiscal year ending February 28, 2005 in connection with, and on or prior to the consummation of, the transactions contemplated by the Merger Agreement dated as of March 10, 2004 among 3087052 Nova Scotia Company, 3087053


                                  SCHEDULE I-3

Nova Scotia Company, 9139-4460 Quebec Inc., 9139-7158 Quebec Inc. and MAAX Inc.;
(i) restructuring expenses associated with plant closures and rationalizations that are authorized by the board of directors of the Company; (j) cash gains realized under currency agreements; (k) minority interest (if negative) with respect to any Subsidiary of the Company; and (l) Consulting Fees as defined in the Management Agreement, dated as of June 4, 2004, among the Company, MAAX Corporation, J.W. Childs Associates, L.P., Borealis Capital Corporation and the Ontario Municipal Employees Retirement Board; minus (iii) the sum, without duplication, of the amounts for such period (in each case to the extent increasing such consolidated net income) of (a) non-cash items increasing such consolidated net income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); (b) any after-tax gains attributable to asset sales (other than inventory in the ordinary course of business) or returned surplus assets of any pension plan and any extraordinary gains, (c) cash losses realized under currency agreements; and (d) minority interest (if positive) with respect to any Subsidiary of the Company.

     "Excess Cash" shall mean the amount of cash and cash equivalents of the Company and its Subsidiaries as of the end of the period for which EBITDA is calculated which is not required to fund the day-to-day operations of the Company and its Subsidiaries, as reasonably determined by the board of directors of the Company in good faith.

                                   SCHEDULE II

                            Definitions Applicable to
                             Stock Option Agreement

     1. "Cause," shall have the meaning set forth in the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet (or if not defined therein), the occurrence of any of the following during the term of the Optionee's employment or consultancy with the Company (or a Subsidiary thereof):

          (a) Optionee's dishonesty, theft or fraud in connection with the performance of his or her duties;

          (b) Optionee's continued failure to perform substantially his duties (other than as a result of a disability), which failure is not cured within 30 days of receipt of written notice thereof from the Company or a Subsidiary thereof;

          (c) Optionee's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude;

          (d) any willful act or omission on Optionee's part which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries;

          (e) Optionee's breach of any material covenant or provision contained in (i) Optionee's employment agreement, if any, or (ii) the Stockholders Agreement, which breach is not cured within 30 days of receipt of written notice thereof from the Company or a Subsidiary thereof;

          (f) the Company, after reasonable investigation, finds that Optionee has violated material written policies and procedures of the Company, including, but not limited to, policies and procedures pertaining to harassment or discrimination;

          (g) a failure or refusal by Optionee to comply with a written directive from the Committee (unless such directive represents an illegal act);

          (h) a confirmed positive illegal drug test result for Optionee; or

          (i) the discovery of outstanding indebtedness for borrowed money incurred during the term by the Company or any of its Subsidiaries in favor of Optionee which was not approved by the Committee prior to such incurrence.

     2. "Disabled," shall have the meaning set forth in the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet (or if not defined therein), the Optionee shall be deemed to have become "Disabled" if, during the term of the Optionee's employment or consultancy with the Company (or a Subsidiary thereof), the Optionee shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Optionee, in the good faith judgment of the Committee, is unable substantially and competently to perform his duties on behalf of the Company (or a Subsidiary thereof) for a period of 180 consecutive days or for 180 days during any one year period during the term of employment or consultancy. In order to assist the Committee in making that determination, the Optionee shall, as reasonably requested by the Committee, (i) make himself available for medical examinations by one or more physicians chosen by the Committee and (ii) grant any such physicians access to all relevant medical information concerning him or arrange to furnish copies of all relevant medical records to such physicians chosen by the Committee.

     3. "Good Reason," shall have the meaning set forth in the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a Subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet (or if not defined therein), "Good Reason" shall be deemed to have occurred if, other than for Cause, during the term of the Optionee's employment or consultancy with the Company (or a Subsidiary thereof) the Optionee's base salary is reduced, other than in connection with an across the board reduction of executive compensation imposed by the Committee on management employees in response to negative financial results or other adverse circumstances affecting the Company or its Subsidiaries.

     4. "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity.

     5. "Subsidiary" with respect to any Person (the "parent") shall mean any Person of which such parent, at the time in respect of which such term is used,
(a) owns directly or indirectly more than 50% of the equity or beneficial interest, on a consolidated basis, or (b) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of capital stock or beneficial interest having the power to cast at least a majority of the votes entitled to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used herein, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

                                    EXHIBIT A
                            TO STOCK OPTION AGREEMENT

Gentlemen:

     In connection with the purchase by me of ___________________ shares of common stock, US$0.01 par value per share, of MAAX Holdings, Inc., a Delaware corporation (the "Company") under the nonqualified stock option granted to me pursuant to that certain Stock Option Agreement dated ______, 2004 (the "Option Agreement"), I hereby acknowledge that I have been informed as follows:

     1. The shares of common stock of the Company to be issued to me upon exercise of said option have not been registered under the Securities Act of 1933, as amended (the "Act"), and accordingly, must be held indefinitely unless such shares are subsequently registered under the Act, or an exemption from such registration is available.

     2. Routine sales of securities made in reliance upon Rule 144 under the Act can be made only after the holding period and in limited amounts in accordance with the terms and conditions provided by that Rule, and with respect to which that Rule is not applicable, registration or compliance with some other exemption under the Act will be required.

     3. The Company is under no obligation to me to register the shares or to comply with any such exemptions under the Act, other than as set forth in the Stockholders Agreement referenced and defined in paragraph 13 of the Option Agreement (the "Stockholders Agreement").

     4. The availability of Rule 144 is dependent upon adequate current public information with respect to the Company being available and, at the time that I may desire to make a sale pursuant to the Rule, the Company may neither wish nor be able to comply with such requirement.

     5. The shares of common stock of the Company to be issued to me upon the exercise of said option are subject to the terms and conditions, including restrictions on transfer, of the Stockholders Agreement.

     In consideration of the issuance of certificates for the shares to me, I hereby represent and warrant that I am acquiring such shares for my own account for investment, and that I will not sell, pledge, hypothecate or otherwise transfer such shares in the absence of an effective registration statement covering the same, except as permitted by an applicable exemption under the Act. In view of this representation and warranty, I agree that there may be affixed to the certificates for the shares to be issued to me, and to all certificates issued hereafter representing such shares (until in the opinion of counsel, which opinion must be reasonably satisfactory in


                                   EXHIBIT A-1
form and substance to counsel for the Company, it is no longer necessary or required) a legend as follows:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under the Act or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required."

          "The securities represented by this certificate are subject to the terms and conditions, including restrictions on transfer, of a Stockholders Agreement among the Company and its stockholders dated as of June 4, 2004, as amended from time to time, a copy of which is on file at the principal office of the Company."

          "The Company has multiple classes of stock. The Company will furnish without charge to each stockholder who so requests in writing the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights."

     I further agree that the Company may place a stop order with its transfer agent, prohibiting the transfer of such shares, so long as the legend remains on the certificates representing the shares.

     I hereby represent and warrant that: My financial situation is such that I can afford to bear the economic risk of holding the shares issued to me upon exercise of said option for an indefinite period of time, I have no need for liquidity with respect to my investment and have adequate means to provide for my current needs and personal contingencies, and can afford to suffer the complete loss of my investment in such shares.

          (a) I am either (please check one of the following):

               (1) ___ an "accredited investor" within the meaning of Rule 501(a) under the Act, a copy of which is annexed hereto as Annex I, and I, either alone or with my purchaser representative (as such term is defined in Rule 501 under the Act), have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of my investment in the shares issued to me upon exercise of said option. I have indicated the appropriate categories that apply to me in Annex I hereto.


                                   EXHIBIT A-2

               (2) ___ not an "accredited investor" within the meaning of Rule 501(a) under the Act, as I do not fulfill any of the categories set forth in Annex I, but I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of my investment in the shares issued to me upon exercise of said option.

          (b) I have been afforded the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the shares issued to me upon exercise of said option and to obtain any additional information I have deemed necessary.

          (c) I have a high degree of familiarity with the business, operations, financial condition and prospects of the Company.

                                        Very truly yours,


                                        ----------------------------------------
                                        [Optionee]


                                   EXHIBIT A-3

                                     ANNEX I

The following are "accredited investors" for purposes of the offering and sale of Shares.

Please check all of the following categories that you fulfill.

(a) ___ a bank as defined in section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended; insurance company as defined in section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940, as amended; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of US$5,000,000; employee benefit plan within the meaning of the Optionee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(b) ___ a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

(c) ___ an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), a corporation, Massachusetts or similar business trust, or a partnership, not formed for the purpose of acquiring the Securities offered, with total assets in excess of US$5,000,000;

(d)  ___ a director or executive officer of the Company;

(e) ___ a natural person whose individual net worth,(1) individually or together with his or her spouse, exceeds US$1,000,000;

----------
(1) The term "net worth" means the excess of assets at fair market value, including home and personal property, over total liabilities, including mortgages and income taxes on unrealized appreciation of assets.


                                   EXHIBIT A-4

(f) (i) ___ a natural person who had an individual income(2) in excess of US$200,000 in each of the past two years and who reasonably expects to reach the same income level in the current year; or

     (ii) ___ a natural person who had a joint income(2) with his or her spouse in excess of US$300,000 in each of the past two years and who reasonably expects to reach the same income level in the current year;

(g) ___ a trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a person who either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment, or the Company reasonably believes immediately prior to making any sale that such person comes within this definition;

(h) ___ an entity in which all of the equity owners are accredited investors meeting one or more of the tests under subparagraphs (a) - (g).

----------
(2) For all investors, the term "individual income" means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not included any amounts attributable to a spouse or to property owned by a spouse), and the term "joint income" means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Code.


                                   EXHIBIT A-5